MIDWAY GOLD CORP.

Unit 1 - 15782 Marine Drive

White Rock, B.C., Canada V4B 1E6

Tel: (877) 475-3642

May 16, 2008	TSX Venture Exchange Symbol: MDW
American Stock Exchange Symbol: MDW

Website: www.midwaygold.com

MIDWAY PRIVATE PLACEMENT

Midway Gold Corp. (the “Company”) is pleased to announce that it proposes to raise up to $13.0 million by way of a brokered private placement through the issuance of up to 6.5 million common shares at a price of $2.00 per common share.  The Company reserves the right to increase the size of the private placement by up to 15% or to modify the type, nature and/or price of the offering for any reason up to closing.  The private placement and any modifications to it are subject to compliance with applicable securities laws and to receipt of regulatory approval.  The Company may pay broker commissions in accordance with the policies of the TSX Venture Exchange and the American Stock Exchange.

The proceeds of the financing will be used to fund the Company's ongoing exploring and drilling programs on its projects and new acquisitions.

The securities offered have not been registered under the U.S. Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an exemption from the registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Midway’s focus is creating value for shareholders through the discovery and development of quality new precious metal resources in politically stable mining areas. The Company has three advanced stage gold exploration projects and four early stage exploration projects that control over 60 square miles of mineral rights along three major gold trends in Nevada. Additional information can be found at: www.midwaygold.com.

ON BEHALF OF THE BOARD

“Alan Branham”

______________________________

Alan Branham, President and CEO

For further information, please contact Morgan Moffatt the Investor Relations Manager at Midway Gold Corp. at (877) 475-3642, Ext. 14 (tollfree).

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. Due to conditions precedent to closing the offering, and the risk that the conditions precedent will not be satisfied, there is no assurance that we will complete the transactions contemplated by this press release or close the offering described herein. This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to the timing of our exploration and drilling programs; timing of the preparation of our preliminary economic assessment, geological models, mine plan and definitive feasibility study; expectations related to enhancing resource grades; financing plans and the availability of future financing for our projects; anticipated results of our exploration, and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements.